SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement must be executed and returned to Employer on or after September 30, 2011 but before October 21, 2011.
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between John C. Houghton, with an address at 18 Perry Road, Annandale, NJ 08801 (“Houghton”) and Cormedix, Inc., with an address at 745 Route 202-206, Suite 303, Bridgewater, NJ  08807 (the “Employer”).  Employer, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, investors, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

1.           Separation of Employment.  Houghton acknowledges and understands that his last day of employment with Employer was September 30, 2011 (the "Separation Date").  Houghton further acknowledges that Houghton has received all compensation and benefits to which Houghton is entitled as a result of Houghton’s employment, except as otherwise provided in this Separation Agreement.  Houghton understands that, except as otherwise provided in this Separation Agreement, Houghton is entitled to nothing further from the Released Parties, including reinstatement by Employer.  Employer shall not contest or dispute Houghton’s application for unemployment benefits, except in the event of a material misstatement or omission in such application.

2.           Houghton General Release of the Released Parties.  In consideration of the consideration set forth in Section 4 below, Houghton hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Houghton may have against any of the Released Parties, arising on or prior to the date of Houghton’s execution and delivery of this Separation Agreement to Employer.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract (including but not limited to that certain amended and restated employment agreement dated as of November 25, 2009, as amended on January 14, 2011 and September 26, 2011 (the "Employment Agreement"), understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waivable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New York State Human Rights Laws, and the New York City Human Rights Laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This Section 2 releases all Claims including those of which Houghton is not aware and those not mentioned in this Separation Agreement.  Houghton specifically releases any and all Claims arising out of Houghton’s employment with Employer or separation therefrom.  Houghton expressly acknowledges and agrees that, by entering into this Separation Agreement, Houghton is releasing and waiving any and all Claims, including, without limitation, Claims that Houghton may have arising under ADEA, which have arisen on or before the date of Houghton’s execution and delivery of this Separation Agreement to Employer.

3.           Representations; Covenant Not to Sue.  Houghton hereby represents and warrants that (A) Houghton has not filed, caused or permitted to be filed any pending proceeding (nor has Houghton lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Houghton agreed to do any of the foregoing, (B) Houghton has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (C) Houghton has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties.  Except as set forth in Section 11 below, Houghton covenants and agrees that Houghton shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Houghton in this Separation Agreement.

4.           Consideration.  As good consideration for Houghton’s execution, delivery and non-revocation of this Separation Agreement, Employer shall provide Houghton with:

(a) continuation of Houghton's Base Salary (as defined in the Employment Agreement), commencing on the next regularly scheduled paydate following the eighth day after Houghton's execution, delivery, and non-revocation of this Separation Agreement and continuing in regular installments on regularly scheduled paydates for one hundred and twenty (120) days thereafter;

(b) provided Houghton elects COBRA, continuation of Houghton's health insurance benefits on the same terms and conditions in effect prior to the Separation Date through March 30, 2012;

(c) an extension of the period of time in which Houghton may exercise the 1,915 options granted to Houghton on August 1, 2008 with an exercise price per share of $8.23, pursuant to the Amended and Restated 2006 Stock Incentive Plan (the “Plan”), that are currently fully vested as of the date hereof, from ninety (90) days of the Separation Date to two and one-half (2.5) years of the Separation Date; and

(d) an extension of the period of time in which Houghton may exercise 272,715 options (which represents the portion of the 818,146 options granted to Houghton on March 30, 2010 with an exercise price per share of $3.125, pursuant to the Plan, that are currently vested as of the date hereof), from ninety (90) days of the Separation Date to two and one-half (2.5) years of the Separation Date.

Houghton acknowledges that (i) Houghton is not otherwise entitled to receive certain of the payments and extensions of benefits set forth above and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties, and (ii) Houghton is foregoing his right under the Employment Agreement to the accelerated vesting of the second tranche of 272,715 options that were granted on March 30, 2010.  Houghton agrees that Houghton will not seek anything further from any of the Released Parties.

5.           Who is Bound.  Employer and Houghton are bound by this Separation Agreement.  Anyone who succeeds to Houghton’s rights and responsibilities, such as the executors of Houghton’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

6.           Cooperation With Investigations/Litigation.  Houghton agrees, upon Employer’s request, to make himself reasonably accessible and available to respond by e-mail and/or telephone to inquiries by Employer regarding matters that Houghton handled or had knowledge of during his employment.  Houghton further agrees to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Houghton’s tenure with Employer.  Houghton will make himself reasonably available to consult with Employer and/or its counsel, to provide information, and to appear to give testimony.  Employer will reimburse Houghton for reasonable out-of-pocket expenses Houghton incurs in extending such cooperation, so long as Houghton provides advance written notice of Houghton’s request for reimbursement and provides satisfactory documentation of the expenses.

7.           Confidentiality and Non Disparagement.  Houghton agrees not to make any defamatory or derogatory statements concerning any of the Released Parties.  Provided inquiries are directed to Employer’s Chief Executive Officer, Employer shall disclose to prospective employers information limited to Houghton’s dates of employment and last position held by Houghton.  Houghton confirms and agrees that Houghton shall not, directly or indirectly, disclose to any individual, entity, business enterprise or media or use for Houghton’s own benefit, any confidential information concerning the business, projects, finances or operations of Employer, its affiliates or any of its or their respective clients or customers, provided, however, that Houghton’s obligations under this Section 7 shall not apply to information generally known in Employer’s industry through no fault of Houghton or the disclosure of which is required by law after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.  Confidential information shall include, without limitation, trade secrets, customer, client, prospect lists, details of contracts, pricing policies, operational materials, marketing plans or strategies, security and safety plans and strategies, project development, and any other non-public or confidential information of, or relating to, Employer or its affiliates.  Houghton shall not reveal the amounts paid to Houghton or the other terms of this Separation Agreement to anyone, except to Houghton’s spouse, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable written notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

8.           Remedies.  If Houghton breaches any term or condition of this Separation Agreement or any representation made by Houghton in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder or otherwise at law or in equity, Houghton shall be required to immediately, upon written notice from Employer, return all of the payments and benefits paid by Employer under Section 4 of this Separation Agreement, less $5,000.  Houghton agrees that if Houghton is required to return the payments and other benefits, this Separation Agreement shall continue to be binding on Houghton and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if these payments had not been repaid to Employer and Employer shall have no further payment obligations to Houghton under Section 4 of this Separation Agreement.  Further, in the event of a breach by Houghton of his obligations under this Separation Agreement, Houghton agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement.  Notwithstanding the foregoing, it is understood and agreed that Houghton shall have no automatic repayment obligations or obligation to pay the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement if Houghton were to challenge the ADEA waiver only.

9.           Company Property.  Other than certain property which Houghton is entitled to retain for a period of time pursuant to Section 12 hereof, Houghton represents that he has returned to Employer all of Employer’s and its affiliates’ property in Houghton’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Houghton received, prepared, or helped prepare.  Houghton represents that Houghton has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents.

10.         Construction of Agreement.

(a)           Sections 6, 7, 12, and 13(b) of the Employment Agreement shall remain in full force and effect.

(b)           In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Separation Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Houghton agrees, at Employer’s option, either to return the payment and benefits set forth in Section 4 of this Separation Agreement or to execute a waiver and release of claims in a form satisfactory to Employer that is lawful and enforceable.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

11.          Acknowledgments.  Employer and Houghton acknowledge and agree that:

(A)  By entering in this Separation Agreement, Houghton does not waive any rights or Claims that may arise after the date that Houghton executes and delivers this Separation Agreement to Employer;

(B)  This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Houghton’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency.  Accordingly, nothing in this Separation Agreement shall preclude Houghton from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Houghton hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C)  Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Houghton’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement;

(D)  Nothing in this Separation Agreement shall preclude Houghton from exercising Houghton’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan;

(E)  On or before October 30, 2011, the Company shall pay the reasonable fees and expenses of Lowenstein Sandler LLP, the counsel for Houghton, in an amount not to exceed, in the aggregate, Two Thousand Dollars ($2,000); and

(F)  Effective as of September 30, 2011, Houghton resigns as a member of the Board of Directors of Employer.

12.          Transition Services.  For one hundred and twenty (120) days following the Separation Date, the parties agree that Houghton (for no additional consideration other than as set forth in Section 4 hereof) shall be available, on a reasonable, as needed basis to members of the Company’s Board of Directors and management, to assist the Company in its transition.  The Company shall provide Houghton with the use of an office, secretarial support, computer, Blackberry and Company email address until December 31, 2011, to assist the Company in such transition, provided Houghton complies with Company policies applicable to the use thereof.

13.          Opportunity For Review.
(A)           Houghton is hereby advised and encouraged by Employer to consult with his/her own independent counsel before signing this Agreement.  Houghton represents and warrants that Houghton (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Houghton, (v) has entered into this Separation Agreement of Houghton’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Houghton is responsible for Houghton’s own attorneys’ fees and costs in excess of the amount set forth in Section 11(E), if any, (viii) has been advised and encouraged by Employer to consult with Houghton's own independent counsel before signing this Separation Agreement (ix) has had the opportunity to review this Separation Agreement with counsel of his/her choice or has chosen voluntarily not to do so, (x) understands that Houghton has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (xi) understands that if Houghton does not sign and return this Separation Agreement to Employer on or before October 21, 2011, Employer shall have no obligation to enter into this Separation Agreement, Houghton shall not be entitled to receive the payment and extension of benefits provided for under Section 4 of this Separation Agreement, and the Separation Date shall be unaltered, and (xii) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B)           This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer by Houghton.  The parties hereto understand and agree that Houghton may revoke this Separation Agreement after having executed and delivered it to Employer, in writing, provided such writing is received by Employer at the address listed in this Separation Agreement above no later than 11:59 p.m. on the seventh (7th) day after Houghton’s execution and delivery of this Separation Agreement to Employer.  If Houghton revokes this Separation Agreement, it shall not be effective or enforceable, Houghton shall not be entitled to receive the payment and extension of benefits provided for under Section 4 of this Separation Agreement, and the Separation Date shall be unaltered.

14.           Indemnification; Director and Officer Insurance.  Employer shall indemnify and hold harmless Houghton for matters relating to Houghton’s capacity as an officer and director of Employer to the maximum extent permitted by the Employer’s certificate of incorporation, bylaws and applicable law.  Employer covenants that while Houghton was employed by the Employer, directors’ and officers’ liability insurance coverage for each of the members of the Board of Directors of the Employer and each of the officers of the Company was in effect.

Agreed to and accepted on this 30th day of September, 2011

Witness:	HOUGHTON:

Brian Lenz	/s/ John C. Houghton
John C. Houghton

Agreed to and accepted on this 30th day of September, 2011

EMPLOYER:

CORMEDIX, INC.

BY:	/s/Brian Lenz
Name: Brian Lenz
Title: Chief Financial Officer